UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 1, 2005

FMC CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	1-2376	94-0479804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 299-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

FMC Corporation (“FMC” or the “Company”) executed an Asset Purchase Agreement dated as of September 1, 2005 (the “Agreement”) among the Company, Solutia Inc., a Delaware corporation (“Solutia”), Astaris LLC, a Delaware limited liability company (“Astaris”), Israel Chemicals Limited, an Israeli corporation (“ICL”), and ICL Performance Products Holding Inc., a Delaware corporation and a wholly-owned subsidiary of ICL (“Buyer”).

The Agreement provides for the sale by Astaris, the Company’s 50%-owned phosphorus chemicals joint venture with Solutia, to Buyer, or certain other affiliates of ICL, of all assets, other than certain excluded assets, used in the business of Astaris and for the assumption by Buyer of specified liabilities of Astaris.

The sale price is $255 million, subject to adjustment to take into account any shortfall in capital expenditures made by Astaris prior to the closing date below an agreed level and actual working capital of Astaris on the closing date being above or below an agreed level.

Closing of the sale is subject to a number of conditions, including (i) filing by Solutia of a motion (the “Approval Motion”) with the United States Bankruptcy Court (the “Court”) having jurisdiction over Solutia’s proceedings under Chapter 11 of the Bankruptcy Code seeking approval of Solutia’s execution of the Agreement and consent to the sale of assets by Astaris thereunder and certain other matters, (ii) entry of an order (the “Approval Order”) by the Court approving such matters and (iii) the Approval Order having become final. Closing is also subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other customary conditions.

The Agreement may be terminated by FMC, Solutia and Astaris, on the one hand, or by Buyer, on the other hand, if the Closing has not occurred within 120 days (or 270 days in lieu of 120 days if there is a second request under the HSR Act) after the earlier of the date of filing by Solutia of the Approval Motion or the fifth business day following the date of the Agreement.

The Agreement will terminate automatically if the Court enters an order (a “Negotiation Order”) requiring that Solutia pursue an alternative sale or similar transaction with respect to Astaris or Solutia’s interest therein (an “Acquisition Transaction”). The Agreement may also be terminated by Buyer if the Approval Order has not been entered by the Court within 67 days after the date of the Agreement and become final within 10 days thereafter.

If the Agreement is terminated automatically or Buyer terminates the Agreement, as provided in the preceding paragraph, or, under certain circumstances, if FMC, Solutia and Astaris terminate the Agreement, Astaris is required to reimburse Buyer for its transaction expenses, not to exceed $2 million. If there is an automatic termination by reason of a entry by the Court of a Negotiation Order and an Acquisition Transaction with a purchase price having a value equal to or greater than $265 million is consummated within nine months after the date of entry of the Negotiation Order, or an agreement for such an Acquisition Transaction is signed within such nine-month period and thereafter consummated, Astaris is required to pay Buyer a termination fee of $7.5 million less expenses previously reimbursed.

FMC, Solutia and Astaris have agreed to five-year non-competition covenants in the phosphorus chemicals business and to three-year restrictions on hiring employees of the business sold to Buyer or of Buyer.

FMC and Solutia have agreed, severally and not jointly, to indemnify, defend and hold harmless Buyer, ICL and their affiliates from and in respect of losses arising out of or resulting from breaches of representations and warranties, breaches of covenants and agreements, liabilities other than assumed liabilities or excluded assets. Certain indemnification obligations will be the sole responsibility of FMC or Solutia and other indemnification obligations will be equally shared. The indemnification obligations are subject to various limitations set forth in the Agreement.

The foregoing description sets forth a brief summary of certain terms of the Agreement that may be material to FMC, and such summary is subject in all respects to the specific terms of the Agreement.

Item 7.01. Regulation FD Disclosure.

On September 1, 2005, the Company issued a press release concerning the matters set forth in this report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated September 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC CORPORATION
(Registrant)

By:	/s/ W. Kim Foster
W. Kim Foster
Senior Vice President and Chief Financial Officer

Dated: September 1, 2005

Exhibit Index

Exhibit No.	Exhibit Description
99.1	Press Release dated September 1, 2005.